Exhibit 5.1

Law Office of Gary A. Agron
5445 DTC Parkway, Suite 520
Greenwood Village, CO 80111

November 20, 2014

Board of Directors
U-Vend, Inc. (The "Company")
1507 7th Street, Unit 425
Santa Monica, CA 90401

Re: Legal Opinion and Consent in connection with  the Company's Registration Statement of Form S-1, File No. 333-195914 (the "Registration Statement")

Dear Sir or Madam:

We have acted as the Company's counsel in connection with its Registration Statement referenced above which covers the registration for resale of up to 2,256,076 shares of common stock issuable under common stock purchase warrants and other convertible securities, all of which are held by certain shareholders of the Company as set for in the Registration Statement.

In connection with rendering our opinion as set forth below, we have reviewed and examined originals or copies identified to our satisfaction of the following:

(1)	Articles of Incorporation, and amendments thereto, of the Company as filed with the Secretary of State of the state of Delaware;

(2)	Corporate minutes containing the written deliberations and resolutions of the Board of Directors and shareholders of the Company;

(3)	The Registration Statement and the Preliminary Prospectus contained within the Registration Statement;

(4)	The other exhibits of the Registration Statement; and

(5)	All relevant statutory provisions under Delaware law. All applicable Delaware Constitutional provisions and all reported judicial decisions interpreting such statutory and Constitutional provisions.

We have examined such other documents and records, instruments and certificates of public officials, officers and representatives of the Company, and have made such other investigations as we have deemed necessary or appropriate under the circumstances.

Based upon the foregoing and in reliance thereon, it is our opinion that the Common Stock offered upon conversion of common stock purchase warrants and convertible securities as described in the Registration Statement is duly authorized and lawfully and validly issued and non-assessable under Delaware law and such common stock to be issued is and will be upon such conversion, validly issued, fully paid and non-assessable under Delaware law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part thereof.

/s/ Gary A. Agron

Gary A Agron, Managing Partner
Law Office of Gary A. Agron